Exhibit 99.1

Crexendo Reports Second Quarter 2014 Financial Results

PHOENIX, AZ—(Marketwired – August 6, 2014)

Crexendo, Inc. (NYSE MKT:EXE), a hosted services company that provides hosted telecom services, website services, website development software and broadband internet services for businesses and entrepreneurs, today reported financial results for the second quarter of 2014.

Financial highlights for Crexendo’s 2014 second quarter

Consolidated revenue for the second quarter of 2014 decreased 34% or $929,000 to $1.8 million compared to $2.7 million for the second quarter of the prior year.

Consolidated operating expenses for the second quarter of 2014 decreased 15% to $3.4 million compared to $4.0 million for the second quarter of the prior year.

Net loss for the second quarter of 2014 of $(1.5) million or $(0.13) per diluted common share, compared to net loss of $(1.1) million or $(0.10) per diluted common share for the second quarter of the prior year.

As of June 30, 2014, we have cash and cash equivalents, including restricted cash, of $3.2 million compared to $3.6 million as of December 31, 2013.

Cash used for operations of $(934,000) for the second quarter of 2014 compared to $(585,000) for second quarter of the prior year.  Cash used for investing activities for the second quarter of 2014 of $(196,000) compared to cash provided by investing activities of $57,000 for the second quarter of the prior year. Cash used for financing activities for the second quarter of 2014 of $(18,000) compared to cash provided by financing activities of $6,000 for the second quarter of the prior year.

Segment Results

The Company has two operating segments, which consist of Hosted Telecom Services and  Web Services.  Effective April 1, 2014, the Company changed its reporting segments to report the StoresOnline and Crexendo Web Services business units as one reportable segment.  The Company revised its segment reporting to reflect changes in how the Chief Operating Decision Maker (CODM) internally measures performance and allocates resources.  Segment operating results for the prior year has been revised to conform to current year segment operating results presentation and disclosures.

Hosted Telecom Services

Revenue for the second quarter of 2014 increased 96% to $963,000 compared to $491,000 for the second quarter of the prior year. Hosted Telecom Services backlog, which is anticipated to be recognized within the next thirty-six months, was $8.4 million at June 30, 2014 compared to a backlog of $4.3 million at June 30, 2013.

Total Hosted Telecom Services segment operating expenses for the second quarter of 2014 increased 34% to $2.3 million compared to $1.7 million for the second quarter of the prior year.

Total Hosted Telecom Services segment loss before income taxes for the second quarter of 2014 increased 8% to $(1.4) million compared to $(1.3) million for the second quarter of the prior year.

Web Services

Revenue for the second quarter of 2014 decreased 62% to $845,000, compared to $2.3 million for the second quarter of the prior year.  We anticipate that our revenue from our web service segment will continue to decline due to our strategic decision to limit our provision of web services to our enterprise-sized customers.  As a result of this shift in focus, our backlog has decreased to $117,000 at June 30, 2014 compared to $1.2 million at June 30, 2013. This shift in focus will allow us to concentrate on our Hosted Telecom Services segment and concentrate on our website development software platform and web hosting services.

Total Web Services segment operating expenses for the second quarter of 2014 decreased 53% to $1.0 million compared to $2.2 million for the second quarter of the prior year.

Total Web Services segment loss before income taxes for the second quarter of 2014 increased 181% to $(126,000) compared to income before income taxes of $155,000 for the second quarter of the prior year.

Steven G. Mihaylo, Chief Executive Officer, commented “We made a strategic decision with the internal sales force to concentrate on larger enterprise sales. We have several large sales that we believe will close this quarter. Larger enterprise sales have a far more complicated sales process and take far longer than smaller sales, but provide substantial strategic benefits in the long term and avoid channel conflict with our dealers. We believe that the dealer network will be able to provide the smaller sales, and despite our strongest sales quarter by the dealer network, we have not yet had the traction we were hoping for. Although I see great progress in the dealer network it is not fully matured, we are working on that daily and I expect to see much better results in the next several quarters. Additionally, Crexendo’s engineering team is working diligently with our contract manufactures to bring the cost of our end-points down. We expect a substantial decrease in the cost of goods sold in the fourth quarter and further cost reductions in 2015.”

Mihaylo added “With all that said I do see great progress. We have done a good job of reducing costs, and streamlining the sales force. The dealer network continues to attract highly qualified dealers and should grow substantially. Our products and services continue to gain market acceptance and we believe we provide substantial value to SME enterprise customers. The Company is reviewing strategic financing options which we believe will provide long term stability and enable us to continue to grow the business both organically and by strategic acquisitions. I continue to not only say I believe in the Company but support that belief by my actions, in the 10Q we have filed today, you will see I have continued to agree to provide backstop financing to the Company if that becomes necessary. My belief however is that we are seeing good progress and that we should continue to improve our results and continue on the road to profitability and long term growth.

Conference Call

The Company is hosting a conference call today, August 6, 2014 at 5:00 PM EST. The telephone dial-in number is 888-364-3109 for domestic participants and 719-457-2697 for international participants. The conference ID to join the call is 9133256.  Please dial in five to ten minutes prior to the beginning of the call at 5:00 PM EST.

About Crexendo

Crexendo is a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs. Our services are designed to make enterprise-class hosting services available to small, medium-sized and enterprise-sized businesses at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) closing several enterprise sales this quarter; (ii) larger enterprise sales being  a far more complicated sales process and take far longer than smaller sales; (iii) enterprise sales  providing  substantial strategic benefits in the long term and avoid channel conflict with dealers; (iv) believing that the dealer network will be able to provide the smaller sales; (v) seeing great progress in the dealer network; (vi) the dealer network has not fully matured;(vii) working  daily on the dealer network and expecting  to see much better results in the next several quarters (viii) engineering team  working diligently with our contract manufactures to bring the cost of our end-points down; (ix)expecting  a substantial decrease in the cost of goods sold in the fourth quarter and further cost reductions in 2015; (x) seeing great progress having done a good job of reducing costs, and streamlining the sales force; (xi) the dealer network continuing  to attract highly qualified dealers which should grow substantially; (xii) products and services continuing to gain market acceptance and provide substantial value too small to enterprise customers; (xii) reviewing strategic financing options which will provide long term stability and enable the Company  to continue to grow the business both organically and by strategic acquisitions and (xiii) seeing good  progress and that we should continue to improve our results and continue on the road to profitability and long term growth

For a more detailed discussion of risk factors that may affect Crexendo’s operations and results, please refer to the company's Form 10-K for the year ended December 31, 2013 and 10Q for the period ended March 31, 2014 and June 30, 2014.  These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except par value and share data)

	June 30, 2014	December 31, 2013
Assets

Current Assets:
Cash and cash equivalents	$2,677	$3,076
Restricted cash	482	487
Trade receivables, net of allowance of doubtful accounts of $95
as of March 31, 2014 and $163 as of December 31, 2013	651	1,090
Inventories	115	217
Equipment financing receivables	141	94
Income taxes receivable	43	55
Prepaid expenses and other	1,050	620
Total Current Assets	5,159	5,639

Certificate of deposit	251	250
Long-term trade receivables, net of allowance of doubtful accounts of $23
as of March 31, 2014 and $37 as of December 31, 2013	94	116
Long-term equipment financing receivables	473	398
Property and equipment, net	189	2,195
Deferred income tax assets, net	244	244
Intangible assets	820	571
Goodwill	272	75
Long-term prepaid rent	537	-
Other long-term assets	43	119
Total Assets	$8,082	$9,607

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$27	$201
Accrued expenses and other	1,318	1,095
Deferred income tax liability	244	244
Deferred revenue, current portion	776	1,199
Contingent consideration	228	51
Total Current Liabilities	2,593	2,790

Deferred revenue, net of current portion	94	116
Other long-term liabilities	249	-
Total Liabilities	2,936	2,906

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 25,000,000 shares; 11,142,197 shares outstanding as of March 31, 2014 and 10,801,315 shares outstanding
as of December 31, 2013	11	11
Additional paid-in capital	52,708	50,998
Contingent consideration	59	198
Accumulated deficit	(47,632)	(44,506)
Total Stockholders' Equity	5,146	6,701
Total Liabilities and Stockholders' Equity	$8,082	$9,607

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share and share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue	$1,808	$2,737	$3,880	$5,759

Operating expenses:
Cost of revenue	884	970	1,814	2,012
Selling and marketing	504	717	1,157	1,625
General and administrative	1,548	1,852	3,298	3,290
Research and development	435	414	849	895
Total operating expenses	3,371	3,953	7,118	7,822

Loss from operations	(1,563)	(1,216)	(3,238)	(2,063)

Other income (expense):
Interest income	37	146	85	365
Other income (expense), net	45	(26)	74	(33)
Total other income, net	82	120	159	332

Loss before income tax provision	(1,481)	(1,096)	(3,079)	(1,731)

Income tax (provision) benefit	(13)	26	(47)	263
Net loss	$(1,494)	$(1,070)	$(3,126)	$(1,468)

Net loss per common share:
Basic	$(0.13)	$(0.10)	$(0.28)	$(0.14)
Diluted	$(0.13)	$(0.10)	$(0.28)	$(0.14)

Weighted average common shares outstanding:
Basic	11,173,762	10,682,393	11,043,770	10,675,990
Diluted	11,173,762	10,682,393	11,043,770	10,675,990

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,126)	$(1,468)
Adjustments to reconcile net loss to net cash used in
operating activities:
Lease abandonment	-	(606)
Depreciation and amortization	393	598
Expense for stock options granted to employees	429	430
Change in uncertain tax positions	-	(253)
Gain on disposal of property and equipment	(1)	-
Amortization of deferred gain	(32)	-
Change in fair value of contingent consideration	3	-
Changes in assets and liabilities:
Trade receivables	461	1,945
Equipment financing receivables	(121)	(123)
Inventories	102	40
Income taxes receivable	12	371
Prepaid expenses and other	(108)	(177)
Amortization of prepaid rent	107	-
Other long-term assets	76	2
Accounts payable, accrued expenses and other	38	(1,202)
Deferred revenue	(445)	(1,960)
Net cash used in operating activities	(2,212)	(2,403)
CASH FLOWS FROM INVESTING ACTIVITIES
Redemption of certificate of deposit	-	250
Release of restricted cash	5	-
Acquisition of property and equipment	(3)	(60)
Sale of property and equipment	2,002	-
Acquistion of PBX Central	-	(300)
Acquisition of One Stop Voice	(195)	-
Purchase of long-term investment	(1)	-
Net cash provided by (used in) investing activities	1,808	(110)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	42	3
Payments made on contingent consideration	(37)	-
Net cash provided by (used in) financing activities	5	3

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(399)	(2,510)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,076	7,440
CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,677	$4,930

Supplemental disclosure of cash flow information:
Cash (paid) received during the period:
Income taxes, net	$(11)	$382
Supplemental disclosure of non-cash investing and financing information:
Purchases of property and equipment included in accounts payable	$-	$-
Business acquisition with stock	$134	$107
Contingent consideration related to acquisition	$211	$363
Prepayment of rent with common stock	$966	$-

CREXENDO, INC. AND SUBSIDIARIES
Supplemental Segment Financial Data
(In thousands)

	Three Months Ended June 30,
	2014	2013
Revenue:
Hosted Telecommunications Services	$963	$491
Web Services	845	2,246
Consolidated revenue	1,808	2,737

Income (loss) from Operations:
Hosted Telecommunications Services	(1,376)	(1,251)
Web Services	(187)	35
Total operating loss	(1,563)	(1,216)
Other Income, net:
Hosted Telecommunications Services	21	-
Web Services	61	120
Total other income	82	120
Income (loss) before income tax provision:
Hosted Telecommunications Services	(1,355)	(1,251)
Web Services	(126)	155
Loss before income tax provision	$(1,481)	$(1,096)